UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

Structured Products Corp.

on behalf of

CAST Step-Up Trust III for General Electric Capital Corporation Notes

(Exact name of registrant as specified in its charter)

Delaware	001-31764	13-3692801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

388 Greenwich Street New York, New York	10013	(212) 816-7496
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

Structured Products Corp., the registrant hereunder, acts as depositor of the CAST Step-Up Trust III for General Electric Capital Corporation Notes, CAST Supplement 2003-7 (the "Trust"), which holds $15,000,000 principal amount of 5.45% Notes (the "Term Assets") due January 15, 2013 CUSIP No. 36962GZY3 issued by General Electric Capital Corporation. Pursuant to the trust agreement governing the Trust, the Trust has issued $15,000,000 principal amount of Semiannual- Pay Step-Up Class A Certificates (the "Class A Certificates") and $15,000,000 Notional Amount of Class B Certificates (the "Class B Certificates"). Pursuant to the trust agreement governing the Trust and the Warrant Agent Agreement, the Trust has issued 15,000 Call Warrants (the "Call Warrants"). U.S. Bank National Association, in its capacity as Warrant Agent, has received a notice from the holder of the Call Warrants of its intent to exercise 15,000 Call Warrants to purchase the Term Assets in full on October 1, 2009. The exercise of the Call Warrants is conditional upon receipt by the Trustee of the Warrant Exercise Purchase Price with respect to such exercise on the Exercise Date. As a result, if the Trustee receives the Warrant Exercise Purchase Price, the Class A Certificates will be redeemed in full on October 1, 2009 (the "Redemption Date") at a price of $1,000 per Class A Certificate plus $11.083333 accrued interest to the Redemption Date per Class A Certificate, and the Class B Certificates will be redeemed in full on the Redemption Date after payment of the Warrant Class B Purchase Price of $5.972857 per Class B Certificate plus $0.422222 accrued interest to the Redemption Date per Class B Certificate. Any capitalized terms used herein and not otherwise defined herein have the definition given to them in the documents pursuant to which the Trust is governed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:  /s/ Stanley Louie

________________________________

Name:	Stanley Louie
Title:	Authorized Signatory

September 30, 2009